UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No. ___)

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[  ] Preliminary Information Statement

[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X] Definitive Information Statement

CORTEX PHARMACEUTICALS, INC.

------------------------------------------------

(Name of Registrant As Specified In Its Charter)

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Explanatory Note

This filing is being made as a matter of record only. The corporate action described herein has been completed and is effective in accordance with Section 228(a) of the Delaware General Corporation Law and the Company’s Bylaws.

No further authorization, vote or consent is necessary to effect the corporate action, no vote or consent is being sought herewith, and no meeting of the stockholders is being sought or is required for the effective corporate action that is described in this filing.

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

CORTEX PHARMACEUTICALS, INC.
126 Valley Road, Suite C
Glen Rock, New Jersey 07452

To the Stockholders of Cortex Pharmaceuticals, Inc.:

This Notice and the accompanying Information Statement are being furnished to the stockholders of Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with action taken by the holders of a majority of the issued and outstanding common stock of the Company by written consent dated March 22, 2013, removing Charles J. Casamento, M. Ross Johnson, John F. Benedik and Mark Varney from their positions as directors of the Company and appointing each of Arnold S. Lippa, Ph.D. and Jeff E. Margolis to fill vacancies on the board of directors.

We Are Not Asking You for a Proxy and You are Requested Not to Send Us a Proxy.

Your vote or consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information.

Sincerely,

Arnold S. Lippa, Ph.D.
Chairman of the Board, President and Chief Executive Officer

Dated: June 12, 2014

CORTEX PHARMACEUTICALS, INC.
126 Valley Road, Suite C
Glen Rock, New Jersey 07452

INFORMATION STATEMENT

Explanatory Note

This filing is being made as a matter of record only. The corporate action described herein has been completed and is effective in accordance with Section 228(a) of the Delaware General Corporation Law (the “DGCL”) and the Company’s Bylaws.

No further authorization, vote or consent is necessary to effect the corporate action, no vote or consent is being sought herewith, and no meeting of the stockholders is being sought or is required for the effective corporate action that is described in this filing.

General

Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), is sending you this Information Statement solely for the purpose of informing our stockholders of record as of March 22, 2013 (the “Record Date”), in the manner required by Regulation 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and by the DGCL, of the actions taken by our stockholders by written consent.

We Are Not Asking You for a Proxy and You
are Requested Not to Send Us a Proxy.

Summary of Corporate Actions

On March 22, 2013, the Company received an action by written consent (the “Written Consent”) of stockholders holding a majority of the Company’s common stock, par value $0.001 per share (the “Common Stock”) signed by Origin Ventures II LP, Illinois Emerging Technologies Fund, LP, Illinois Ventures LLC, Samyang Optics Ltd., Samyang Value Partners Co., Ltd., Steven Chizzik, Kenneth M. Cohen, Peter Letendre, David W. Carley and Aurora Capital LLC (collectively, the “Signatories” and each a “Signatory”) (i) removing Charles J. Casamento, M. Ross Johnson, John F. Benedik and Mark A. Varney from their positions as directors of the Company and (ii) appointing each of Arnold S. Lippa, Ph.D. and Jeff E. Margolis to fill vacancies created, each to hold such office until the next annual meeting of the stockholders and until their successors have been duly elected and qualified (collectively, the “Director Changes”). The Written Consent did not remove Moogak Hwang, Ph.D. from the board of directors; Dr. Hwang continued to serve as a director until his resignation from the board, effective September 30, 2013.

This Information Statement is being mailed on or about June 12, 2014 to the Company’s stockholders of record as of the Record Date. The corporate action described herein has been completed and is effective in accordance with Section 228(a) of the DGCL and the Company’s Bylaws.

The Company’s principal executive offices are now located at 126 Valley Road, Suite C, Glen Rock, New Jersey 07452, and the Company’s current telephone number is 201-444-4947.

No Voting or Vote Required

The Company is not seeking consent, authorizations or proxies from you. Under the DGCL and the Company’s Bylaws, the removal of a director and the filling of vacancies may be effected by the written consent of stockholders holding a majority of the voting power of all of our capital stock.

On March 22, 2013, the Record Date, we received the Written Consent approving the Director Changes.

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As of the Record Date, the Company had 144,041,558 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. As of the Record Date, the Signatories owned 73,748,287 shares of Common Stock in the aggregate, or approximately 51.2% of the Company’s voting power. Accordingly, the Written Consent executed by Signatories effectively approved the actions described herein and no further stockholder action is required.

Effective Date

The corporate action described herein has been completed and was effective as of March 22, 2013 in accordance with Section 228(a) of the DGCL and the Company’s Bylaws.

Notice Pursuant to the Company’s Bylaws and the Delaware General Corporation Law

Pursuant to Section 228(e) of the DGCL, the Company is required to provide prompt notice of the taking of a corporate action by written consent to the Company’s stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228(e) of the DGCL.

CHANGE OF CONTROL

As previously disclosed in our Form 8-K filed with the Securities and Exchange Commission (“SEC”) on March 28, 2013, we believe that the actions contemplated by the Written Consent do not constitute a change in control. There is no arrangement or understanding among the Signatories with respect to the election of directors or other matters except as provided in the Written Consent.

REMOVAL OF DIRECTORS

On March 22, 2013, the Signatories, collectively holders of a majority of our Common Stock, executed and delivered to us the Written Consent adopting resolutions providing for the removal of Charles J. Casamento, M. Ross Johnson, John F. Benedik and Mark A. Varney from their positions as directors of the Company. The Written Consent did not remove Moogak Hwang, Ph.D. from the board of directors; Dr. Hwang continued to serve as a director until his resignation from the board, effective September 30, 2013.

ELECTION OF DIRECTORS

On March 22, 2013, the Signatories, collectively holders of a majority of our Common Stock, executed and delivered to us the Written Consent adopting resolutions providing for the election of Arnold S. Lippa, Ph.D. and Jeff E. Margolis to fill the vacancies created by the removal of the directors set forth above, each to hold such office until the next annual meeting of the stockholders and until their successors have been duly elected and qualified.

BOARD OF DIRECTORS

Set forth below are the names, ages, and certain biographical information relating to our current board of directors:

Name	Age	Director Since	Position
Arnold S. Lippa, Ph.D.	67	March 2013	Director, Chairman, President and CEO
Jeff E. Margolis	58	March 2013	Director, VP, Secretary and Treasurer
Robert N. Weingarten*	62	April 2013	Director, VP and Chief Financial Officer

* After the Director Changes described above, Mr. Weingarten was subsequently appointed as a director by our board of directors on April 29, 2013, as reported in our Current Report on Form 8-K filed May 3, 2013.

The directors listed above will serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Moogak Hwang, Ph.D. was a member of the board of directors prior to the occurrence of the Director Changes described above, and remained on the board of directors thereafter until his resignation, effective September 30, 2013. As a result of his resignation, he does not appear in the above table.

None of the current directors qualify as an “independent director” under SEC rules.

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Arnold S. Lippa, Ph.D.: Dr. Lippa is a Senior Managing Director and founder of T Morgen Capital LLC through which he administers his family’s assets. T Morgan Capital LLC is a significant equity owner and managing member of Aurora Capital LLC (“Aurora”), a boutique investment bank and securities firm of which Mr. Margolis is the president and founder. As of March 22, 2013, Aurora owned approximately 2.1% of the issued and outstanding shares of the Company. Dr. Lippa and Mr. Margolis jointly manage, since 2004, Atypical BioCapital Management LLC and Atypical BioVentures Fund LLC, a life sciences fund management company and venture fund, respectively. Since 2006, Dr. Lippa has also been the Executive Chairman of the board of Xintria Pharmaceutical Corporation, a Delaware corporation, as well as a member of its board of directors. Dr. Lippa was co-founder of DOV Pharmaceutical, Inc., where he served as Chairman of the Board and Chief Executive Officer from its inception in 1995 through 2005. Dr. Lippa stepped down as a director of DOV Pharmaceuticals, Inc. in 2006.

Jeff E. Margolis: Mr. Margolis is the president and founder of Aurora, and has been since its inception in 1994. Aurora Capital Corp., a corporation wholly owned by Mr. Margolis, is a significant equity owner and managing member of Aurora. As of March 22, 2013, Aurora owned approximately 2.1% of the issued and outstanding shares of the Company. Dr. Lippa and Mr. Margolis jointly manage, since 2004, Atypical BioCapital Management LLC and Atypical BioVentures Fund LLC, a life sciences fund management company and venture fund, respectively. Since 2006, Mr. Margolis has also been the Chief Financial Officer of Xintria Pharmaceutical Corporation, a Delaware corporation, as well as a member of its board of directors.

Robert N. Weingarten: Mr. Weingarten is an experienced business consultant and advisor with an ongoing consulting practice. Since 1979 he has provided financial consulting and advisory services to numerous public companies in various stages of development, operation or reorganization. Mr. Weingarten received a B.A. Degree (Accounting) from the University of Washington in 1974, and an M.B.A. Degree (Finance) from the University of Southern California in 1975. Mr. Weingarten is a Certified Public Accountant (inactive) in the State of California. Mr. Weingarten was the Non-Executive Chairman of New Dawn Mining Corp. (“New Dawn”) from August 31, 2005 through September 30, 2010, and was named the Executive Chairman of New Dawn in October 2010. On July 8, 2010, Mr. Weingarten was appointed to the board of directors of Central African Gold Limited (formerly known as Central African Gold Plc and listed on the Alternative Investment Market of the London Stock Exchange at that time). Central African Gold Limited is an indirect, wholly-owned subsidiary of New Dawn.

DIRECTOR COMPENSATION

The following table shows the compensation received by the non-employee members of our board of directors for the year ended December 31, 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Total ($)
Robert F. Allnut (2)	14,000	0	20,000	34,000
John F. Benedik (8)	26,000	0	27,800	53,800
Charles J. Casamento (8)	16,000	0	22,600	38,600
Carl W. Cotman, Ph.D. (2)	10,000	0	14,800	24,800
Peter F. Drake, Ph.D. (2)	17,000	0	22,600	39,600
Moogak Hwang, Ph.D. (3) (9)	0	0	0	0
M. Ross Johnson (8)	19,000	0	23,900	42,900
Kathryn B. Hyer (4) (5)	0	0	0	0
David W. Carley, Ph.D. (4) (7)	0	0	0	0
Peter Letendre, Pharm.D. (4) (6)	0	0	0	0

(1) Amounts represent the aggregate grant date fair value of the option awards using the Black-Scholes option-pricing model.

(2) Resigned from the board of directors on August 10, 2012.

(3) Appointed to the board of directors on August 3, 2012.

(4) Appointed to the board of directors on August 10, 2012.

(5) Resigned from the board of directors on September 25, 2012.

(6) Resigned from the board of directors on September 28, 2012.

(7) Resigned from the board of directors on October 1, 2012.

(8) Removed from the board of directors by written consent on March 22, 2013.

(9) Resigned from the board of directors on September 30, 2013.

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CORPORATE GOVERNANCE

BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT

The board of directors has an active role in overseeing management of the Company’s risks. The board of directors regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. Historically, the Company’s Audit Committee takes primary responsibility for overseeing the overall risk management of the Company, the Compensation Committee has responsibilities relating to the Company’s executive compensation plans and arrangements, and the Nominations and Governance Committee manages risks associated with the independence of the board of directors and potential conflicts of interest. While each Committee is responsible for evaluating certain risks and overseeing management of such risks, the Audit Committee provides the Company with overall risk assessments and in that capacity assures that the entire board of directors is regularly informed through committee reports of such risks. Since the recent change in the composition of our board of directors, the board is considering whether the committee structure should remain as it was or whether any changes to the roles of the various committees should be implemented. During this transition the traditional functions of each committee, as described below, are being addressed by the entire board of directors. Dr. Lippa is both the Chief Executive Officer of the Company and the Chairman of its board of directors. The Company does not currently have any independent directors.

BOARD MEETINGS

Based on Company records, our board of directors held seven meetings during the fiscal year ended December 31, 2012. Each director who served during fiscal year ended December, 31, 2012 attended at least 75% of the board of directors and the applicable committee meetings. All directors are strongly encouraged to attend the annual meeting of stockholders. Cortex did not hold an annual meeting of stockholders in 2012.

CODE OF ETHICS

In compliance with Section 406 of the Sarbanes-Oxley Act of 2002, the Company has previously adopted a Code of Business Conduct and Ethics, which covers all directors and employees, including its principal executive and financial officers. The Company intends to update its Code of Business Conduct and Ethics in the near future. Any amendment or waiver to its Code of Business Conduct and Ethics that applies to its directors or executive officers will be posted on its website at www.cortexpharm.com and/or filed in a report with the Securities and Exchange Commission on Form 8-K.

BOARD COMMITTEES

The board of directors has historically maintained a standing Audit Committee, Compensation Committee, and Governance and Nominations Committee. In 2012, the board of directors created a Special Committee to evaluate the then potential transaction with Pier Pharmaceuticals, Inc. This transaction was consummated on August 10, 2012, and is discussed in our Current Report on Form 8-K, filed on August 16, 2012. As noted above, since the Director Changes on March 22, 2013, the functions of each of the committees described below are currently being addressed by the full board of directors.

Audit Committee. The Audit Committee meets with the Company’s independent registered public accountants and management to prepare for and to review the results of the annual audit and to discuss the annual and quarterly financial statements, earnings releases and related matters. The Audit Committee, among other things, (i) selects and retains the independent registered public accountants, (ii) reviews with the independent registered public accountants the scope and anticipated cost of their audit, and their independence and performance, (iii) reviews accounting practices, financial structure and financial reporting, (iv) receives and considers the independent registered public accountants’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls, (v) reviews and pre-approves all audit and non-audit services provided to the Company by the independent registered public accountants, and (vi) reviews and pre-approves all related-party transactions. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. The board of directors has determined that Robert Weingarten is an audit committee financial expert. Mr. Weingarten is not “independent” under applicable listing standards.

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On February 28, 2012, Charles J. Casamento resigned from the Audit Committee, but remained on the board of directors, the vacancy being filled by M. Ross Johnson, Ph.D. From February 28, 2012 through the end of the fiscal year ended December 31, 2012, the Audit Committee consisted of John Benedik as Chairman of the Committee, M. Ross Johnson, Ph.D. and Peter Drake, Ph.D. Charles J. Casamento became an officer of the Company after his resignation from the Audit Committee. Based on Company records, the Audit Committee met three times during the fiscal year ended December 31, 2012. Since the change in composition of our board of directors in March 2013, the composition of the Audit Committee has not yet been determined, nor has the current board of directors adopted a written charter. Company records indicate that the Audit Committee previously operated under a written charter adopted by the previous board of directors. When an Audit Committee is reestablished along with a written charter, such charter will be made available on the Company’s website at www.cortexpharm.com.

Compensation Committee. The functions of the Compensation Committee include, without limitation, administering the Company’s incentive ownership programs and approving the compensation to be paid to the Company’s directors and executive officers. The Compensation Committee meets no less frequently than annually as circumstances dictate to discuss and determine executive officer and director compensation. The Company’s Chief Executive Officer annually reviews the performance of each executive officer (other than the Chief Executive Officer, whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee, who can exercise its discretion in modifying any recommended adjustments or awards to executive officers. The Compensation Committee is entitled to, but generally does not, retain the services of any compensation consultants. Based on Company records available to the current board of directors, neither the Compensation Committee nor management has engaged a compensation consultant in the past fiscal year. The Compensation Committee has the power to form and delegate authority to subcommittees when appropriate, provided that such subcommittees are composed entirely of directors who would qualify for membership on the Compensation Committee.

Company records indicate that M. Ross Johnson, Ph.D. (chair), Robert F. Allnutt and Charles J. Casamento began 2012 as the members of the Compensation committee. The Company has no records indicating any change in that composition during 2012, though some records are unavailable to the current board of directors. Company records suggest that the Compensation Committee met at least once in 2012, but, because such records are incomplete, we can provide no certain information on the actual number of meeting that were held by the Compensation Committee in 2012. Since the change in composition of our board of directors in March 2013, the members of the Compensation Committee have not yet been determined nor has the current board of directors adopted a written charter. Company records indicate that the Compensation Committee previously operated under a written charter adopted by the board of directors. When a Compensation Committee is reestablished along with a written charter, such charter will be made available on the Company’s website at www.cortexpharm.com.

Governance and Nominations Committee. The functions of the Governance and Nominations Committee include, without limitation, (i) identifying individuals qualified to become members of the board of directors, (ii) recommending director nominees for the next annual meeting of stockholders and to fill vacancies that may be created by the expansion of the number of directors serving on the board of directors and by resignation, retirement or other termination of services of incumbent directors, (iii) developing and recommending to the board of directors corporate governance guidelines and changes thereto, (iv) ensuring that the board of directors and the Company’s Certificate of Incorporation and Bylaws are structured in a way that best serves the Company’s practices and objectives, (v) leading the board of directors in its annual review of the board of directors’ performance; and (vi) recommending to the board of directors nominees for each committee. Accordingly, the Governance and Nominations Committee annually reviews the composition of the board of directors as a whole and makes recommendations, if deemed necessary, to enhance the composition of the board of directors. The Governance and Nominations Committee first considers a candidate’s management experience and then considers issues of judgment, background, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value when considering director candidates. The Governance and Nominations Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Governance and Nominations Committee does not have a formal policy with respect to diversity; however, the board of directors and Governance and Nominations Committee believe that it is essential that the members of the board of directors represent diverse viewpoints. In considering candidates for the board of directors, the Governance and Nominations Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the board of directors are also considered.

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Records are unavailable to the current board of directors to indicate which members of the board of directors comprised the Governance and Nominations Committee and who chaired such committee during the fiscal year ended December 31, 2012, or whether such committee met during the fiscal year ended December 31, 2012. Since the change in composition of our board of directors in March 2013, the members of the Governance and Nominations Committee have not yet been determined. Company records indicate that the Governance and Nominations Committee previously operated under a written charter adopted by the board of directors. When a Governance and Nominations Committee is reestablished along with a written charter, a copy will be made available on the Company’s website at www.cortexpharm.com. The process of the director nominations is described below.

DIRECTOR NOMINATING PROCESS

The board of directors is currently fulfilling the role of the Governance and Nominating Committee and expects to reestablish that body and approve a new charter for the committee. That charter will set the policies with respect to nominations going forward. The board of directors expects that many of those policies and procedures will be substantially similar to the past practices of the Company described below.

Historically, in identifying potential nominees, the Governance and Nominations Committee sought recommendations from existing directors and from management. In addition, the Governance and Nominations Committee considered candidates that may be recommended by the Company’s stockholders in accordance with the procedures described below. In considering the nominees, the board of directors considered, among other factors, the potential nominee’s character and integrity, independence, experience and knowledge, and willingness and ability to participate in the board of directors’ activities. Additionally, the board of directors considered specialized areas of expertise of candidates that may assist the board of directors in its oversight responsibility of the Company. The board of directors did not evaluate nominees recommended by stockholders differently from its evaluation of other director nominees.

The Governance and Nominations Committee screened the candidates, did reference checks, prepared a biography for each candidate for the board of directors to review and conducted interviews. Members of the board of directors, including the Company’s Chief Executive Officer, interviewed candidates that meet the criteria and the board of directors, with the approval of a majority of the independent directors, selected nominees best suited to serve on the board of directors.

The Governance and Nominations Committee considered director candidates recommended by the Company’s stockholders. Any stockholder desiring to submit a recommendation for consideration by the board of directors of a candidate that such stockholder believes is qualified to be a director nominee at any upcoming stockholder meeting may do so by submitting that recommendation in writing to the board of directors, c/o Corporate Secretary, Cortex Pharmaceuticals, Inc., 126 Valley Road, Suite C, Glen Rock, New Jersey 07452, not later than 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to the Company’s stockholders, or in cases where the annual meeting has been changed by more than 30 days from the date of the prior year’s meeting, a reasonable time before the Company begins to print and mail its proxy materials.

The recommendation should be accompanied by the following information: (i) the name and address of the nominating stockholder and the recommended potential nominee; (ii) a representation that the stockholder is a holder of record of the Company’s common stock entitled to vote in the election of the Company’s directors, together with information as to the number of shares that are owned by the nominating stockholder, his or her recommended candidate and any other stockholders known by the nominating stockholder to be supporting the candidate’s nomination; (iii) a description of any arrangements or understandings, relating to the election of the Company’s directors, that may exist between the nominating stockholder, or any person that controls, or is controlled by, or is under common control with, such stockholder, and any other person or persons (naming such person or person); (iv) such other information regarding each such candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) the written consent of each such recommended candidate to be named as a nominee and, if nominated by the board of directors and elected, to serve as a director.

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STOCKHOLDER COMMUNICATIONS

Stockholders may communicate with the board of directors, its committees or any of the individual directors by sending written communications addressed to the board of directors, a committee or any of the individual directors, c/o Corporate Secretary, Cortex Pharmaceuticals, Inc., 126 Valley Road, Suite C, Glen Rock, New Jersey 07452. All communications are compiled by our Corporate Secretary (currently Jeff E. Margolis) and forwarded to the board of directors, committee or the individual director(s) as appropriate.

EXECUTIVE OFFICERS

Set forth below are the names, ages, and positions of each of our current executive officers:

Name	Age	Position with the Company
Arnold S. Lippa, Ph.D.	67	Chairman of the Board, President and Chief Executive Officer
Jeff E. Margolis	58	Vice President, Secretary and Treasurer
Robert N. Weingarten	62	Vice President and Chief Financial Officer

The officers listed above have not been appointed for a prescribed term. They may be removed from office by a majority vote of the board of directors with or without cause. The biographical information for each of the executive officers has been presented above in connection with their role as directors.

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2012 EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE FOR 2012

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2012, 2011 and 2010. The information contained under the heading, “Option Awards” for all named executive officers includes the estimated value of equity awards using the Black-Scholes option pricing model as of the grant date of such awards and does not reflect actual cash payments or actual dollars awarded.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)(1)		Total ($)
Roger G. Stoll, Ph.D.	2012	$195,601	—	$477,680	(2)	$673,281
Executive Chairman	2011	$370,000	—			$370,000
	2010	$338,218	—			$338,218

Mark A. Varney, Ph.D.	2012	$190,601	—	$144,639	(3)	$335,240
President and Chief	2011	$362,000	—	$22,400	(4)	$384,400
Executive Officer	2010	$330,905	$30,000	$49,600	(5)	$410,505

Maria S. Messinger, CPA	2012	$127,995	—	$118,508	(6)	$246,503
Vice President, Chief	2011	$243,000	—			$243,000
Financial Officer and Corporate Secretary	2010	$222,127	$30,000			$252,127

James H. Coleman	2012	$138,384	—	$321,819	(2)	$460,203
Senior Vice President,	2011	$250,000	—	$9,279	(7)	$259,279
Business Development	2010	$228,526	—	$9,279	(7)	$237,805

Steven A. Johnson, Ph.D.	2012	$118,217	—	$107,126	(3)	$225,343
Vice President of	2011	$221,000	—			$221,000
Preclinical Development	2010	$202,017	$30,000			$232,017

(1)	In accordance with Securities and Exchange Commission rules, “Other Annual Compensation” in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits was less than $10,000.

(2)	This amount includes amounts claimed by the individual in connection with his departure from the Company in 2012. The Company has recently settled with this individual with respect to such claimed amounts. See “Employment and Consulting Agreements”.

(3)	This amount does not include all amounts claimed by the individual in connection with his departure from the Company in 2013. The Company has recently settled with this individual with respect to such claimed amounts. See “Employment and Consulting Agreements”.

(4)	Represents payments by the Company to Dr. Varney under the terms of his employment agreement and related to his relocation to southern California, including $14,000 for a mortgage subsidy, subject to a gross-up of $8,400 to cover his additional income tax liabilities.

(5)	Represents payments by the Company to Dr. Varney under the terms of his employment agreement and related to his relocation to southern California, including $31,000 for a mortgage subsidy, subject to a gross-up of $18,600, to cover his additional income tax liabilities.

(6)	Ms. Messenger resigned as Vice President, Chief Financial Officer and Corporate Secretary on October 26, 2012. The Company does not believe that Ms. Messenger is entitled to severance in connection with her departure. Amounts ultimately paid by the Company, if any, with respect to any claim alleged regarding severance would be in addition to the amounts included in this column.

(7)	Represents premiums for life insurance for Mr. Coleman, in lieu of participation in the Company’s medical benefit plans.

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Narrative to Summary Compensation Table

In June 2004, the board of directors approved a performance-based incentive compensation program for named executive officers that included cash bonus targets of 20% of respective annual base salaries. Actual bonus amounts may differ from the established targets based upon our performance, as well as that of the individual named executive officer, as compared to established goals. No performance bonuses were awarded to the named executive officers for the years ended December 31, 2012 or 2011.

The exercise price for our stock options is no less than the fair market value of the stock on the date of the grant. Options generally vest at a rate of 33 1/3% per year starting on the anniversary date of the option grant and the vesting of any unvested portion is contingent upon the officer’s continued employment with the Company. Accordingly, the option will provide a return to the named executive officer only if he or she remains in the Company’s employ and the market price of the Company’s common stock appreciates over the option term. The vested portion of the option will provide a return to the named executive officer regardless of whether he or she remains in our employee, but only if the market price of the our common stock appreciates over the option exercise price during the term of the vested options. There were no stock options received by the named executive officers during the years ended December 31, 2012 and 2011. As discussed in our current report on Form 8-K filed March 25, 2014, certain options with respect to an aggregate of 5,166,668 common stock shares were reportedly awarded to two of our former named executive officers in August, 2012, but these former executive officers claimed never to have received these options. In connection with entering into settlement agreements with these former officers, the Company agreed to formalize these previously reported awards. The value of these previously reported awards is included in the Summary Compensation Table above for these individuals under “All Other Compensation.”

To better align the interests of the Company’s named executive officers with those of its stockholders, to create ownership focus and to build long-term commitment, the Company previously adopted a common stock ownership policy for its named executive officers. The policy requires named executive officers to acquire and maintain ownership of at least 30,000 shares of the Company’s common stock within three years of commencement of service as a named executive officer. The current board of directors is considering whether to maintain a similar policy.

In connection with the recent changes to our board membership, management is currently reevaluating the compensation and stock ownership policies of the Company and, as a result of that reassessment and in light of the Company’s current financial circumstances, may make adjustments to such policies.

See also “Employment and Consulting Agreements” for further discussion of compensation arrangements pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such payment or award.

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Outstanding Equity Awards at Fiscal Year-End

There were no outstanding unvested stock awards as of December 31, 2012. The table below relates solely to outstanding option awards as of December 31, 2012. Except as noted in the footnotes below, the options listed below vest at a rate of 33 1/3% per year commencing on the first anniversary of the date of grant and have a ten-year term.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date
Roger G. Stoll, Ph.D.	375,334		187,666		$0.20	08/22/2019
	200,000		—		$0.54	01/18/2018
	300,000		—		$1.30	12/18/2016
	205,017	(1)	—		$2.95	02/09/2016
	300,000		—		$2.35	12/01/2015
	300,000		—		$2.68	12/16/2014
	600,000	*	—		$2.76	12/09/2013*
	14,545	*(2)	—		$4.40	09/02/2013*
	1,061	*(3)	—		$3.77	08/29/2013*
	2,326	*(3)	—		$1.72	07/31/2013*
	2,222	*(3)	—		$1.80	06/30/2013*
	2,247	*(3)	—		$1.78	05/30/2013*
	3,604	*(3)	—		$1.11	04/30/2013*
	5,556	*(3)	—		$0.72	03/31/2013*
	5,634	*(3)	—		$0.71	02/28/2013*

Mark A. Varney, Ph.D.	392,000		196,000		$0.20	08/22/2019
	200,000		—		$0.97	08/13/2018
	200,000		—		$0.54	01/18/2018
	250,000		—		$1.30	12/18/2016
	750,000	(4)	—		$2.95	01/30/2016

Maria S. Messinger, CPA	253,334		126,666		$0.20	08/22/2019
	100,000		—		$0.54	01/18/2018
	125,000		—		$1.30	12/18/2016
	100,000		—		$2.35	12/01/2015
	100,000		—		$2.68	12/16/2014
	75,000	*	—		$2.76	12/09/2013*
	663	*(3)	—		$3.77	08/29/2013*
	1,453	*(3)	—		$1.72	07/31/2013*
	1,389	*(3)	—		$1.80	06/30/2013*
	1,404	*(3)	—		$1.78	05/30/2013*
	2,252	*(3)	—		$1.11	04/30/2013*
	3,472	*(3)	—		$0.72	03/31/2013*
	3,521	*(3)	—		$0.71	02/28/2013*

James H. Coleman	183,334		91,666		$0.20	08/22/2019
	100,000		—		$0.54	01/18/2018
	125,000		—		$1.30	12/18/2016
	100,000		—		$2.35	12/01/2015
	100,000		—		$2.68	12/16/2014
	75,000	*	—		$2.76	12/09/2013*
	840	*	—		$3.77	08/29/2013*
	1,841	*	—		$1.72	07/31/2013*
	1,759	*	—		$1.80	06/30/2013*
	1,779	*	—		$1.78	05/30/2013*
	2,853	*	—		$1.11	04/30/2013*
	4,398	*	—		$0.72	03/31/2013*
	4,460	*	—		$0.71	02/28/2013*
	50,000	*	—		$0.80	02/11/2013*

Steven A. Johnson, Ph.D.	174,667		87,333		$0.20	08/22/2019
	100,000		—		$0.54	01/18/2018
	150,000		—		$1.30	12/18/2016
	100,000		—		$2.35	12/01/2015
	100,000		—		$2.68	12/16/2014
	50,000	*	—		$2.76	12/09/2013*

* Options expired prior to the date of this Information Statement.

(1)	Dr. Stoll received options in lieu of cash reimbursement of real estate expenses incurred in connection with the relocation of his principal residence to southern California. These options were fully vested on the date of grant and have an exercise price equal to $2.95, representing the closing price of our common stock on the NYSE Amex on the grant date.

(2)	Beginning in May 2003, Dr. Stoll voluntarily deferred his entire base salary, as previously reduced. In September 2003, Dr. Stoll agreed to accept stock options to purchase 14,545 shares of our common stock in lieu of this deferred salary. The number of options issued represents $64,000 of his deferred salary divided by the closing sale price of our common stock on the NYSE Amex on the date that Dr. Stoll’s salary was re-instated in September 2003. These options were fully vested on the date of grant.

(3)	Represents stock options issued in lieu of a portion of base salary. The number of options issued represents the dollar value of base salary not received by the named executive officer divided by the closing sale price of our common stock on the NYSE Amex on the last trading day of the month during which the portion of base salary was not received by the named executive officer. These options were fully vested on the date of grant.

(4)	In connection with his employment, Dr. Varney was granted options to purchase 750,000 shares of common stock at an exercise price of $2.95 per share, representing the closing price of our common stock on the date of grant. Of the 750,000 options granted, 100,000 options vested upon his first date of employment on January 30, 2006; 100,000 options vested one-year from his initial date of employment, or January 30, 2007; and 550,000 options vested in equal annual installments over a three-year period from the date of grant.

(5)	During 2003, Mr. Coleman agreed to accept stock options in lieu of the cash bonus provided in his employment agreement. These options were fully vested on the date of grant and have an exercise price per share equal to $0.80, representing the closing price of our common stock on the NYSE Amex on the grant date.

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OPTION EXERCISES AND STOCK VESTED FOR 2012

None of the Company’s named executive officers exercised any options to purchase shares of the Company’s common stock or had any outstanding unvested stock awards during the year ended December 31, 2012.

Employment and Consulting Agreements

As of December 31, 2012, three of the named executive officers listed above, Roger G. Stoll, James H. Coleman and Maria S. Messenger had left the Company. The remaining officers, Charles J. Casamento, Mark A. Varney and Steven A. Johnson, were removed as officers by the new board of directors on March 22, 2013. Each of these officers had entered into employment agreements and/or severance agreements governing payments upon termination or in the event the Company became subject to a change-in-control. Because each executive officer listed in the summary compensation table for 2012 either departed in 2012 or was removed in early 2013, the terms and conditions related to the departure of those officers, under their respective employments agreements, as amended, are known. The details of the contracts applicable to the departure for each officer are discussed below. The Company has recently entered into settlement agreements with several of these officers regarding the amounts owed. Accordingly, the ultimate amounts paid in respect to the departures of these officers were different than the contractual amounts described below.

The new officers appointed by the board of directors have not yet entered into employment agreements. Once these agreements are reached, the Company will disclose the information required regarding these agreements, consistent with applicable law. As reported in the Company’s Current Report on Form 8-K filed April 18, 2014, these officers have been awarded shares of common stock in the Company.

With respect to former named executive officers:

●	Roger G. Stoll, Ph.D. left the Company in August 2012. At the time of his departure, Mr. Stoll’s contract called for payments of $71,154 for paid time off, $36,526 for reduced or deferred compensation, $61,667 in severance and $123,333 for consulting fees for a total of $292,680. He also claims to be entitled to reimbursement of $10,000 in legal fees.

●	Mr. Varney was removed as an officer of the Company on March 22, 2013. As of December 31, 2012, his annual salary was $365,000. At the time of his departure, Mr. Varney’s contract called for payments of $35,674 for paid time off, $108,965 for reduced or deferred compensation in 2012, and $365,000 in severance for a total of $509,639.

●	Maria S. Messinger left the Company in October 2012. At the time of her departure, Ms. Messinger’s contract called for payments of $46,731 for paid time off and $77,777 for reduced or deferred compensation for a total of $118,508. The Company does not believe that Ms. Messinger is entitled to severance under the conditions of her departure.

●	James H. Coleman left the Company in August 2012. At the time of his departure, Mr. Coleman’s contract called for payments of $47,140 for paid time off, $24,679 for reduced or deferred compensation, $41,667 in severance and $83,333 for consulting fees for a total of $196,819.

●	Mr. Johnson was removed as an officer of the Company on March 22, 2013. As of December 31, 2012, his annual salary was $220,000. At the time of his departure, Mr. Johnson’s contract called for payments of $42,224 for paid time off, $64,902 for reduced or deferred compensation in 2012, and $220,000 in severance for a total of $327,126.

The Company has recently executed settlement agreements with Messrs. Stoll, Varney, Coleman and Johnson that resulted in the settlement of potential claims totaling approximately $1,336,000 for a total of approximately $118,000 in cash, plus the issuance of options to purchase 4,300,000 shares of common stock exercisable at $0.04 per share for periods ranging from five to ten years. In the case of two of these former executives, the Company also agreed to formalize the issuance of options to purchase 5,166,668 shares of common stock exercisable at $0.06 per share that had previously been reported as issued on Form 4’s in August 2012, but that the former executives claimed they had never received. In addition to other provisions, the settlement agreements include mutual releases.

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Report of the Audit Committee of the Board of Directors

The board of directors, acting as the Audit Committee, has not yet reviewed and discussed the financial statements of the Company for the fiscal year ended December 31, 2012 with management, but has directed management to prepare appropriate financial statements for such period. The board of directors, acting as the Audit Committee, intends to review and discuss the financial statements of the Company for the fiscal year ended December 31, 2012 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements once such financial statements have been finalized. The board of directors has also directed management to initiate discussion with Haskell & White LLP, the Company’s independent registered public accountants for the fiscal year ended December 31, 2012, including with regards to the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committee), as amended. The board of directors has not yet obtained the written disclosures and the letter from Haskell & White LLP as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The board of directors considered, but not yet discussed the independence of Haskell & White LLP with that firm.

Based on the board of directors’ ongoing review of the matters noted above and management’s discussions with the Company’s independent registered public accountants to date, the Audit Committee, or the board of directors acting as the Audit Committee, will make a recommendation to the board of directors regarding the Company’s financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, prior to the filing of that document.

Board of Directors, acting as the
AUDIT COMMITTEE
Arnold S. Lippa, Ph.D.
Jeff E. Margolis
Robert N. Weingarten

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of March 22, 2013, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s named executive officers, and (iv) all of the Company’s executive officers and directors as a group. Except as indicated in the footnotes to this table, the Company believes that the persons named in this table have sole voting and investment power with respect to the shares of Common Stock indicated. In computing the number and percentage ownership of shares beneficially owned by a person, shares of Common Stock that a person has a right to acquire within sixty (60) days of March 22, 2013 pursuant to options, warrants or other rights are considered as outstanding, while these shares are not considered as outstanding for computing the percentage ownership of any other person or group.

Directors, Officers and 5% Stockholders(1)	Number of Shares of Beneficial Ownership of Common Stock	Percent of Class(2)
Origin Ventures II, L.P. (and affiliates)(3)	24,200,507	16.80%

SY Corporation(4)	22,113,831	14.77%

Illinois Emerging Technology Fund, LP (and affiliates)(5)	20,334,546	14.12%

Arnold S. Lippa, Ph.D.(6)	2,971,792	2.06%

Jeff E. Margolis(6)	2,971,792	2.06%

Robert N. Weingarten	0	0%

All directors and officers as a group	2,971,792	2.06%

(1)	Except as otherwise indicated, the address of such beneficial owner is c/o Cortex Pharmaceuticals, Inc., 126 Valley Road, Suite C, Glen Rock, New Jersey 07452.

(2)	Based on 144,041,558 shares issued and outstanding as of March 22, 2013, plus, in the case of SY Corporation, warrants then exercisable to purchase upto 5,691,367 shares of Common Stock.

(3)	Pursuant to Schedule 13D filed with the SEC on March 22, 2013. These shares are held by Origin Ventures II, L.P., which holds voting and dispositive control with respect to such shares. Origin Ventures II Management, LLC, the general partner of Origin Ventures II, L.P., and Bruce Barron and Steven N. Miller, the managing members of Origin Ventures II Management, LLC, may be deemed to beneficially own such shares, and to share voting and dispositive control of the shares owned by Origin Ventures II, L.P.

(4)	Pursuant to Schedule 13D filed with the SEC on March 22, 2013. Consists of (i) 16,422,464 shares of Cortex Pharmaceuticals, Inc. Common Stock, (ii) a warrant to purchase upto 4,000,000 shares of Common Stock at an exercise price of $0.056 per share, and (iii) a warrant to purchase upto 1,691,367 shares of Common Stock at an exercise price of $0.1035 per share (which subsequently expired unexercised). SY Corporation was formerly known as Samyang Optics Co. Ltd.

(5)	Pursuant to Schedule 13G filed with the SEC on August 20, 2012, Illinois Emerging Technology Fund, LP owns 20,334,546 shares and holds voting and dispositive control with respect to such shares. Illinois Ventures GP, LLC is the general partner of Illinois Emerging Technology Fund, LP, and may be deemed to beneficially own such shares, and to share voting and dispositive control of the shares.

(6)	Aurora Capital LLC holds 2,971,792 shares of Common Stock. Aurora Capital Corp., a New York Corporation and T Morgen Capital LLC, a New Jersey LLC, are managing members of Aurora Capital LLC. Jeff Margolis is the Manager and President of Aurora Capital LLC, as well as the sole shareholder and Director of Aurora Capital Corp. Arnold S. Lippa is a manager of T Morgen Capital LLC. By virtue of their control of Aurora Capital LLC, Aurora Capital Corp., and T Morgen Capital LLC, Arnold S. Lippa and Jeff Margolis may be deemed to share beneficial ownership of (and, with respect to Mr. Margolis, voting and dispositive power with respect to) the shares of Common Stock beneficially owned by Aurora Capital LLC.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s outstanding Common Stock, whom the Company refers to collectively as the “reporting persons,” to file reports of ownership and changes in ownership with the SEC, and to furnish the Company with copies of these reports.

Based solely on the Company’s review of the copies of these reports received by it and written representations received from certain of the reporting persons with respect to the filing of reports on Forms 3, 4 and 5, the Company believes that all such filings required to be made by the reporting persons for the fiscal year ended December 31, 2012 were made on a timely basis.

TRANSACTIONS WITH RELATED PERSONS

As has previously been disclosed, the Company continues to have significant financial issues. As reported in our Current Reports on Form 8-K, filed on March 24, 2014 and April 18, 2014, the Company has recently completed a private placement offering for its Series G Preferred Stock. As previously disclosed, Dr. Arnold S. Lippa, our Chairman and Chief Executive Officer, invested $250,000 in that private placement offering. Prior to completing that offering, the Company had received loans in the aggregate of $150,000 from the Arnold Lippa Family Trust, an affiliate of Dr. Lippa, to permit the Company to have adequate working capital to continue its operations. Such loans were repaid with a portion of the proceeds from that offering as discussed in our Current Report on Form 8-K filed March 25, 2014. In addition, as discussed in our Current Report on Form 8-K filed April 18, 2014, several directors and officers of the Company received awards of common stock of the Company on April 14, 2014, including awards of 15 million shares for each of the Company’s three executive officers, who are also the directors of the Company, none of whom had received any compensation from the Company during the prior year.

The Company continues to consider possible actions that it may take with respect to financing, including additional offerings of debt or equity. In any such financing transaction, the directors and officers of the Company and or their affiliates may participate. Any such transaction would be approved by the board of directors (or a committee thereof, as appropriate). The Company obtained a fairness opinion in connection with the Series G Preferred Stock offering, and would also consider obtaining a fairness opinion with respect to any future offerings.

As has been previously disclosed in the Company’s filings with the SEC, including the Company’s Current Report on Form 8-K filed on July 23, 2012 and the Company’s Quarterly Report on Form 10-Q filed on August 16, 2012, the Company renegotiated the employment agreements of certain officers who left the Company in 2012 in connection with or immediately prior to their departures.

REMOVAL AND APPOINTMENT OF OFFICERS

As previously disclosed by the Company in a Current Report on Form 8-K, following the delivery of the Written Consent, the board of directors, acting by unanimous written consent dated March 22, 2013, removed all officers of the Company and appointed Dr. Lippa, as Chairman of the Board, President and Chief Executive Officer and Mr. Margolis, as Vice President, Treasurer and Secretary. Further information regarding Dr. Lippa and Mr. Margolis appears under “Board of Directors” above.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

The Company will deliver only one copy of this Information Statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company undertakes to deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the Information Statement by contacting the Company at: Cortex Pharmaceuticals, Inc., 126 Valley Road, Suite C, Glen Rock, New Jersey 07452, Attention: Corporate Secretary. If multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify the Company at the address set forth above.

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